Exhibit 10.2.5

Non US Option Agreement Revised December 2006

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
NOTICE OF SHARE OPTION GRANT

For Awardees located outside the United States

You have been granted an option to purchase Ordinary Shares of Verigy Ltd. (the “Company”).  Your option is summarized on the Award Summary page of your Smith Barney account.

Your option becomes exercisable with respect to the first <<vesting percentage>> of the Shares subject to your option when you complete <<vesting months>> of continuous “Service” (as defined in the Plan) as an “Awardee Eligible to Vest” (as defined in the Plan) from the date of grant.  Thereafter, your option becomes exercisable with respect to an additional <<vesting percentage>> of the Shares subject to this option on each <<vesting months>>, provided that you continue to be an Awardee Eligible to Vest as of such date.

You and the Company agree that your option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the “Plan”), the Stock Option Agreement (of which this notice is a part), and the Award Summary.

You further agree that the Company shall cause the shares issued upon exercise of the option to be deposited in your Smith Barney Account and, further that the Company may deliver electronically all documents relating to the Plan or your option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you regarding such posting.

By clicking on the “accept” button on the screen titled “Step 3: Confirm the Review/Acceptance of your Award,” you agree to be bound by the Stock Option Agreement, this Notice and the Plan.	By:	Verigy Ltd.

/s/ KEITH L. BARNES
Keith L. Barnes
President and Chief Executive Officer

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT

For Awardees located outside the United States

Tax Treatment	This option is intended to be a nonstatutory stock option.

Vesting

This option becomes exercisable in installments, during the Option term as shown in the Notice of Share Option Grant, as long as you remain an Awardee Eligible to Vest (as defined in the Plan). In addition, this option is subject to certain vesting acceleration provisions set forth in the Plan in the event your Service terminates because of retirement, total and permanent disability, or death.

This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan and this Share Option Agreement.

Term

This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Grant, as shown in the Award Summary. (It may expire earlier if your Service terminates, as described below.)

Regular Termination

If your Service terminates for any reason except death, total and permanent disability, or retirement due to age, in accordance with the Company’s or a Subsidiary’s or Affiliate’s retirement policy, then this option will expire at the close of business at Company headquarters on the date three months after your termination date, or, if earlier, the expiration of the term of this option. The Company determines when your Service terminates for this purpose.

Termination as a result of Death, Disability or Retirement

If you die before your Service terminates, or if your Service terminates because of your total and permanent disability, or in connection with your retirement due to age, then (i) the vested portion of this option will be determined by adding 12 months to your length of service and (ii) you will be entitled to exercise this option until the close of business at Company headquarters on the one year anniversary of the date of death, disability or retirement, or, if earlier, until the expiration of the term of this option, as provided in the Plan.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work

For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest (as defined in the Plan) will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 5 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as prescribed by, the Company’s equity incentive administration service provider (the “administration service provider”). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment (whether by cash, check, proceeds from the immediate sale of the option shares, or as otherwise provided in the Plan) and such other documentation as the administration service provider may require have been received by the administration service provider. You hereby direct the Company to deposit any shares issued upon exercise of the option in your Smith Barney account.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the forms set forth in Sections 5.7 (a), (c) and (d) of the Plan.

Withholding Taxes and Stock Withholding

Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for

Tax-Related Items, and/or (2) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

Restrictions on Resale

You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option

This option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you.

Retention Rights

Your option or this Share Option Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under “Notice of Exercise” set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Nature of the Grant

In accepting the grant, you acknowledge that:

(a)  the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Share Option Agreement;

(b)  the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c)  all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d)  you are voluntarily participating in the Plan;

(e)  the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Companyor the Employer, and which is outside the scope of your employment contract, if any;

(f)  the option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(g)  in the event that you are not an employee of the Company, the option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(h)  the future value of the underlying shares is unknown and cannot be predicted with certainty;

(i)  if the underlying shares do not increase in value, the option will have no value;

(j)  if you exercise your option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the exercise price;

(k)  in consideration of the grant of the option, no

claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option or shares purchased through exercise of the option resulting from termination of your employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Companyand the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Share Option Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; and

(l)  in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment (whether or not in breach of local labor laws), your right to exercise the option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your option grant.

Data Privacy Notice and Consent

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Share Option Agreement by and among, as applicable, your employer, the Company, its subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon exercise of the option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, upon request, view Data, request additional information about the storage and processing of Data, correct Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, You understand that You may contact your local human resources representative.

Language

If you have received this Share Option Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Applicable Law	This Share Option Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Share Option Agreement by reference.

This Share Option Agreement, together with the Award Summary and the Plan, constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Share Option Agreement may be amended only by another written agreement between the parties.

If one or more of the provisions of this Share Option Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Share Option Agreement to be construed so as to foster the intent of this Share Option Agreement and the Plan

BY CLICKING ON THE “ACCEPT” BUTTON ON THE SCREEN TITLED “STEP 3: CONFIRM THE REVIEW/ACCEPTANCE OF YOUR AWARD,” YOU AGREE TO BE BOUND BY THIS STOCK OPTION AGREEMENT, THE NOTICE AND THE PLAN.